As Filed with the Securities and Exchange Commission on September 22, 2020

Registration No. 333-248703

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________________

Chelsea Worldwide Inc.
(Exact name of Registrant as specified in its charter)

____________________________________

Delaware	6770	85-2828339
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Marshall Road, Suite 1L
Wappingers Falls, New York 12590
Tel: (603) 865-1384
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________________

Jason Ma
President of Chelsea Worldwide Inc.
Wappingers Falls, New York 12590
Tel: (603) 865-1384
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies of communications to:
Lawrence Venick Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 — Facsimile	David Zhang, Esq. Benjamin W. James, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong

____________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	57,150,658	$10.00	$571,506,580.00	$74,181.55
Common Stock underlying Units	363,783	$10.00	$3,637,830.00	$472.19
Common Stock underlying Rights	481,500	$10.00	$4,815,000.00	$624.99
Warrants	4,344,895	$0.16	$695,183.20	$90.23
Warrants underlying Units	363,783	$0.16	$58,205.28	$7.56
Common Stock underlying Warrants	2,407,500	$11.50	$27,686,250.00	$3,593.68
Units underlying the Unit Purchase Option	220,000	$11.50	$2,530,000.00	$328.39
Common Stock included as part of the Unit Purchase Option	220,000	$0.00	$—	$—
Warrants included as part of the Unit Purchase Option	220,000	$0.00	$—	$—
Rights included as part of the Unit Purchase Option	220,000	$0.00	$—	$—
Common Stock underlying Unit Purchase Option Rights	22,000	$10.00	$220,000.00	$28.56
Common Stock underlying Unit Purchase Option Warrants	110,000	$11.50	$1,265,000.00	$164.20
Total			$610,929,048.48	$79,298.59	(2)

____________

(1)      Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of the units, shares, warrants and rights of Tottenham Acquisition I Limited on the NASDAQ Capital Market.

(2)      Previously paid

EXPLANATORY NOTE

The sole purpose of this amendment is to (i) update the subsection headed “Change in Certifying Accountant” within the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene,” which updated language is provided below, and (ii) amend the exhibit index and to file Exhibit 16.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note, the updated language below, and Part II of the registration statement.

Change in Certifying Accountant

On January 28, 2019, Clene’s board of directors engaged PricewaterhouseCoopers LLP (“PwC”) to serve as the independent registered public accounting firm. At the same time, Clene’s board of directors dismissed Deloitte & Touche LLP (“D&T”) as Clene’s independent auditors, effective for the audit of the fiscal year ended December 31, 2018. Following its engagement, PwC reaudited and Clene restated its consolidated financial statements for the year ended December 31, 2017, which are not included herein.

D&T did not audit Clene’s consolidated financial statements for any period subsequent to the year ended December 31, 2017. For the years ended December 31, 2017 and 2018, and the subsequent interim period through January 28, 2019, no report by D&T on Clene’s consolidated financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2018, and the subsequent interim period through January 28, 2019, there were (i) no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference to the subject matter of the disagreements in their audit reports, and (ii) no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We will provided D&T with a copy of these disclosures and will request that they furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein, a copy of which will be filed by amendment as Exhibit 16.1 to the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part.

During Clene’s fiscal years ended December 31, 2018, and through January 28, 2019, neither Clene nor anyone acting on its behalf consulted with PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to Clene that PwC concluded was an important factor considered by Clene in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

PubCo’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and PubCo’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, PubCo will enter into indemnification agreements with each of our directors and officers. These agreements will require PubCo to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to PubCo, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. PubCo also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits

See the Exhibit Index attached hereto.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.     That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Merger Agreement dated September 1, 2020 (included as Annex A to this proxy statement/consent solicitation statement/prospectus)
3.1*

Tottenham Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Annex A to the Tottenham Definitive Proxy Statements filed with the Securities & Exchange Commission on March 17, 2020)

3.2**	Certificate of Incorporation of Chelsea Worldwide Inc.
3.3	Amended and Restated Certificate of Incorporation of Chelsea Worldwide Inc. (included as Annex B to this proxy statement/consent solicitation statement/prospectus)
3.4+	Form of Chelsea Worldwide Inc. Bylaws
4.1*	Specimen TOTA Unit Certificate (incorporated by reference to Exhibit 4.1 to the Tottenham Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
4.2*	Specimen TOTA Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to the Tottenham Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
4.3*	Specimen TOTA Rights Certificate (incorporated by reference to Exhibit 4.3 to the Tottenham Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
4.4*	Specimen TOTA Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Tottenham Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
4.5*

Warrant Agreement, dated August 1, 2018, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2018)

4.6*

Rights Agreement, dated August 1, 2018, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

4.7*

Form of Unit Purchase Option between the Registrant and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)

5.1+	Form of Opinion of Loeb & Loeb LLP as to Validity of PubCo Common Stock and PubCo Warrants
10.1*

Letter Agreements, dated August 1, 2019, among the Registrant and the Registrant’s Officers and Directors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

10.2*

Investment Management Trust Account Agreement, dated August 1, 2019, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

10.3*

Amendment to the Investment Management Trust Account Agreement, dated April 9, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Annex A to the Tottenham Definitive Proxy Statements filed with the Securities & Exchange Commission on March 17, 2020)

10.4*

Stock Escrow Agreement, dated August 1, 2019, among the Registrant, Continental Stock Transfer & Trust Company, and the initial shareholders (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

10.5*

Registration Rights Agreement, dated August 1, 2019, among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

10.6**	Form of Shareholder Support Agreement
10.7**	Initial Shareholders Forfeiture Agreement
10.8+	Form of Escrow Agreement
10.9**	Form of Lock-Up Agreement
10.10**	Registration Rights Agreement
10.11**	Form of Executive Employment Agreement
10.12+	Form of Indemnity Agreement

Exhibit Number	Description
10.13+	Subscription Agreement
14*	Form of Code of Ethics (incorporated by reference to Exhibit 14 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
16.1***	Letter from Deloitte & Touche LLP
23.1**	Consent of Friedman LLP
23.2**	Consent of PricewaterhouseCoopers LLP
23.3+	Consent of Loeb & Loeb LLP (included in Exhibits 5.1)

____________

*        Incorporated by reference

**      Previously filed

***    Filed herewith

+        To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of September, 2020.

Chelsea Worldwide Inc.
By:	/s/ Jason Ma
Name:	Jason Ma
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person on September 22, 2020 in the capacities indicated.

Name	Title
/s/ Jason Ma	Chief Executive Officer and Sole Director (Principal Executive Officer and Principal Financial and Accounting Officer)
Jason Ma